Exhibit 10.10

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Apellis Pharmaceuticals, Inc. (the “Company”) will maintain the following non-employee director compensation program, effective January 1, 2022:

Cash Compensation.

Each non-employee director will receive a cash retainer for service on the board of directors (the “Board”) and for service on each committee on which the director is a member. The chairmen of the Board and of each committee will receive higher retainers for such service. The amounts of the retainers are as follows:

	Member Annual Retainer	Chairman Additional Annual Retainer
Board of Directors	$45,000	$33,750
Audit Committee	$10,000	$20,000
Compensation Committee	$7,500	$15,000
Nominating and Corporate Governance Committee	$5,000	$10,000

These retainers are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment shall be prorated for any portion of such quarter during which the director was not serving on the Board, on such committee or in such position.

The Company will also reimburse its non-employee directors for reasonable travel and other expenses incurred in connection with attending Board and committee meetings.

Equity Compensation.

Initial Stock Option Grant.  Upon his or her initial election to the Board, each non-employee director will receive an option under the 2017 Plan to purchase the number of shares of Common Stock that has a Black Scholes value as of the date of the grant equal to $600,000 (as calculated using the same methodology that the Company then uses to calculate the value of stock awards for purposes of the Company’s financial statements). Subject to the non-employee director’s continued service as a director, such option will vest with respect to one-third of the shares on each of the first, second and third anniversaries of the grant date and, in the event of a change in control of the Company, the vesting schedule of the option will accelerate in full. The exercise price of the option will be equal to the fair market value of the Common Stock on the date of grant. Each option will have a seven year term from the date of grant.

Annual Stock Option Grant. Each non-employee director who has served on the Board for at least six months will receive, on January 1, 2022, a grant of an option under the 2017 Plan to purchase the number of shares of Common Stock that has a Black Scholes value as of the date of the grant equal to $200,000 (as calculated using the same methodology that the Company then uses to calculate the value of stock awards for purposes of the Company’s financial statements). Unless otherwise provided at the time of grant, subject to the non-employee director’s continued service as a director, the option will vest in four equal quarterly installments on April 1, July 1 and October 1 of the year in which the grant is made and on January 1 of the following year, and, in the event of a change in control of the Company, the vesting schedule of the option will accelerate in full. The exercise price of the option will be equal to the fair market value of the Common Stock on the date of grant. Each option will have a seven year term from the date of grant.

Annual Restricted Stock Unit Grant.  Each non-employee director who has served on the Board for at least six months will receive, on January 1, 2022, restricted stock units for a number of shares of Common Stock determined by dividing $200,000 by the closing price of the Common Stock on the date of grant. Unless otherwise provided at the time of grant, subject to the non-employee director’s continued service as a director, the restricted stock unit will fully vest on the first anniversary of the date of grant, and, in the event of a change in control of the Company, the restricted stock unit will accelerate in full. Each grant may provide that the director may defer vesting until the termination of his or her service.

Acceleration of Vesting.  All options and restricted stock units issued to the non-employee directors under the Company’s non-employee director compensation program will become exercisable in full upon a change in control of the Company.